Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 of Derma Sciences, Inc. for the registration of shares of its common stock and warrants, of our report dated March 31, 2009 (except for the second paragraph of Note 2, as to which the date is January 28, 2010) with respect to the financial statements of Derma Sciences, Inc. for the years ended December 31, 2008 and 2007 included in  Amendment No. 5 to the Registration Statement (Form S-1 No. 333-163127) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
February 16, 2010